EXHIBIT 99.1

Heritage-Crystal Clean, Inc. Announces 2015 Second Quarter Financial Results

ELGIN, Ill., July 29, 2015 (GLOBE NEWSWIRE) -- Heritage-Crystal Clean, Inc. (Nasdaq: HCCI), a leading provider of parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services primarily focused on small and mid-sized customers, today announced results for the second quarter and first half of fiscal 2015, which ended June 20, 2015.

Second quarter and first half highlights include:

  Revenues increased 6.2%, to $82.9 million, compared to $78.1 million in the second quarter of fiscal 2014. Year-to-date revenues grew 15.9%, to $167.0 million, compared to $144.0 million in the first half of fiscal 2014. This increase was primarily the result of revenues from the acquisition of FCC Environmental ("FCCE") as well as from organic growth in the Environmental Services segment and partially offset by decreased revenues in the Oil Business segment due to lower oil product pricing.

  Our 2015 second quarter EBITDA was $8.1 million, which represents a 35% increase over the year earlier quarter. For the first half of fiscal 2015, EBITDA increased 97% to $11.5 million compared to the first half of 2014. Adjusted EBITDA for the second quarter of fiscal 2015 was $10.5 million, an increase of 51% compared to the second quarter of 2014.

  Our Environmental Services segment includes parts cleaning, containerized waste, and vacuum services. During the second quarter, Environmental Services revenues increased $11.3 million, or 27.2% compared to the second quarter of fiscal 2014. Environmental Services revenues rose $25.3 million, or 31.4%, for the first half of 2015 compared to the first half of 2014. Growth in the segment was primarily a result of revenues from our FCCE acquisition, especially in our vacuum services line of business.

  Same-branch revenues for our Environmental Services segment increased 19.2% for the quarter, measured for the 72 branches that were in operation throughout both the second quarters of fiscal 2015 and 2014. In the first half of fiscal 2015, same branch revenues increased 21.4%. A large portion of the increase in same-branch revenues was due to the acquisition of FCCE.

  Average revenues per working day in the second quarter of fiscal 2015 in our Environmental Services segment were approximately $900,000, compared to $700,000 in the second quarter of fiscal 2014.

  Our Oil Business segment includes used oil collection activities, sales of recycled fuel oil, and re-refining activities. During the second quarter of fiscal 2015, Oil Business revenues decreased $6.5 million, to $30.0 million from $36.4 million in the second quarter of fiscal 2014.   During the first half of fiscal 2015, Oil Business revenues decreased $2.4 million, to $61.1 million from $63.5 million in the first half of fiscal 2014. The decrease in revenues was a result of lower selling prices for our oil-based products. During the first half of fiscal 2015, the average spot market price for the Group II base oil we produce declined over 35% compared to the first half of fiscal 2014. The decrease was partially offset by sales of Recycled Fuel Oil ("RFO"), as a result of our acquisition of FCCE.

  During the second quarter, we improved the efficiency of our used oil collection routes by approximately 45% as a result of the FCCE integration. This improvement lowered our cost to collect used oil but was also the primary reason we recorded a lower of cost or market ("LCM") inventory write down of $1.8 million during the second quarter of fiscal 2015. For the first half of fiscal 2015, we recorded an LCM inventory write down of $4.4 million on our solvent and oil inventories.

  Net income for the second quarter was $2.0 million compared to $1.9 million for the year earlier quarter. Income per share was $0.09 in the second quarter of fiscal 2015 compared to $0.10 in the second quarter of fiscal 2014. Net income for the first half was $1.0 million compared to $0.3 million for the first half of fiscal 2014. Income per share was $0.05 in the first half of fiscal 2015 compared to $0.01 in the first half of fiscal 2014.

The Company's Founder, President, and Chief Executive Officer, Joe Chalhoub, commented, "In the second quarter of 2015, we experienced exceptional revenue growth of 27.2% in our Environmental Services segment. Although much of this growth was a result of our acquisition of FCCE, we also experienced strong organic growth. In our branches that were not affected by the acquisition, Environmental Services segment same branch revenues increased by approximately 12% during the quarter."

Chalhoub added, "We continued to realize synergies from the FCCE acquisition during the quarter. We ended the quarter generating synergies at an annualized rate of approximately $22 million. During the second quarter of fiscal 2015, we estimate that we realized approximately $4.9 million in synergies and incurred approximately $0.2 million in costs-to-achieve synergies, which resulted in approximately $4.7 million of net synergies."

Mark DeVita, Chief Financial Officer stated, "During the second quarter of 2015, the profit before corporate SG&A in our Environmental Services segment was 29.7% compared to 28.4% in the year earlier quarter. We are pleased with this improvement in margin especially considering the addition of lower margin FCCE legacy business in the 2015 figure. For the first half of the year, the Environmental Services segment margin increased to 26.6% compared to 25.6% in the first half of 2014."

DeVita added, "We are happy to report that our operating cash flow for the first half of fiscal 2015 increased 36.2% compared to the first half of fiscal 2014. We also experienced a slight decrease in SG&A expense during the second quarter when compared to the first quarter of 2015."

Safe Harbor Statement

All references to the "Company," "we," "our," and "us" refer to Heritage-Crystal Clean, Inc., and its subsidiaries.

This release contains forward-looking statements that are based upon current management expectations. Generally, the words "aim," "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will be," "will continue," "will likely result," "would" and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others: general economic conditions and downturns in the business cycles of automotive repair shops, industrial manufacturing businesses and small businesses in general; increased solvent, fuel and energy costs and volatility in the price of crude oil, the selling price of lubricating base oil, solvent, fuel, energy, and commodity costs; our ability to successfully integrate FCCE and achieve the anticipated synergies from the acquisition within the expected time period, or at all; our ability to enforce our rights under the FCCE purchase agreement; our ability to pay our debt when due and comply with our debt covenants; our ability to successfully operate our used oil re-refinery and to cost effectively collect or purchase used oil or generate operating results; our ability to successfully complete our used oil re-refinery expansion and realize the anticipated benefits therefrom within the expected time period, or at all; increased market supply or decreased demand for base oil; further consolidation and/or declines in the United States automotive repair and manufacturing industries; the impact of extensive environmental, health and safety and employment laws and regulations on our business; legislative or regulatory requirements or changes adversely affecting our business; competition in the industrial and hazardous waste services industries and from other used oil re-refineries; claims and involuntary shutdowns relating to our handling of hazardous substances; the value of our used solvents and oil inventory, which may fluctuate significantly; our ability to expand our non-hazardous programs for parts cleaning; our dependency on key employees; our level of indebtedness, which could affect our ability to fulfill our obligations, impede the implementation of our strategy, and expose us to interest rate risk; our ability to effectively manage our extended network of branch locations; the control of The Heritage Group over the Company; and the risks identified in our Annual Report on Form 10-K filed with the SEC on March 17, 2015 and subsequent filings with the SEC. Given these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. We assume no obligation to update or revise them or provide reasons why actual results may differ. The information in this release should be read in light of such risks and in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this release.

About Heritage-Crystal Clean, Inc.

Heritage-Crystal Clean, Inc. provides parts cleaning, used oil re-refining, and hazardous and non-hazardous waste services to small and mid-sized customers in both the manufacturing and vehicle service sectors. Our service programs include parts cleaning, containerized waste management, used oil collection and re-refining, vacuum truck services, waste antifreeze collection and recycling, and field services. These services help our customers manage their used chemicals and liquid and solid wastes, while also helping to minimize their regulatory burdens. Our customers include businesses involved in vehicle maintenance operations, such as car dealerships, automotive repair shops, and trucking firms, as well as small and mid-sized manufacturers, such as metal product fabricators and printers. Through our used oil re-refining program, we recycle used oil into high quality lubricating base oil, and we are a supplier to firms that produce and market finished lubricants. Heritage-Crystal Clean, Inc. is headquartered in Elgin, Illinois, and operates through 83 branches serving over 100,000 customer locations.

Conference Call

The Company will host a conference call on Thursday, July 30, 2015 at 9:30 AM Central Time, during which management will make a brief presentation focusing on the Company's operations and financial results. Interested parties can listen to the audio webcast available through our company website, http://www.crystal-clean.com/investor/FinancialReleases.asp, and can participate in the call by dialing (720) 545-0014.

The Company uses its website to make available information to investors and the public at www.crystal-clean.com.

Heritage-Crystal Clean, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share and Par Value Amounts)
(Unaudited)

	June 20,	January 3,
	2015	2015
ASSETS
Current Assets:
Cash and cash equivalents	$ 19,389	$ 21,555
Accounts receivable - net	47,653	49,857
Inventory - net	28,574	30,798
Deferred income taxes	2,549	2,549
Other current assets	5,627	11,776
Total Current Assets	103,792	116,535
Property, plant and equipment - net	135,584	135,402
Equipment at customers - net	22,861	22,039
Software and intangible assets - net	23,280	24,775
Goodwill	21,001	21,068
Total Assets	$ 306,518	$ 319,819

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$ 22,234	$ 32,466
Current maturities of long-term debt	5,654	5,259
Accrued salaries, wages, and benefits	4,502	5,212
Taxes payable	3,189	4,080
Other current liabilities	3,535	6,010
Total Current Liabilities	39,114	53,027
Long term debt, less current maturities	72,189	73,894
Long-term debt, less current maturities	—	—
Deferred income taxes	6,131	5,484
Total Liabilities	$ 117,434	$ 132,405

STOCKHOLDERS' EQUITY:
Common stock - 26,000,000 shares authorized at $0.01 par value, 22,146,419 and 22,109,875 shares issued and outstanding at June 20, 2015 and January 3, 2015, respectively	$ 221	$ 221
Additional paid-in capital	181,952	181,140
Retained earnings	6,164	5,135
Total Heritage-Crystal Clean, Inc. Stockholders' Equity	188,337	186,496
Noncontrolling interest	747	918
Total Equity	$ 189,084	$ 187,414
Total Liabilities and Stockholders' Equity	$ 306,518	$ 319,819

Heritage-Crystal Clean, Inc.
Consolidated Statements of Income
(In Thousands, Except per Share Amounts)
(Unaudited)

	Second Quarter Ended,		First Half Ended,
	June 20,	June 14,	June 20,	June 14,
	2015	2014	2015	2014

Revenues
Product revenues	$ 32,223	$ 38,614	$ 66,620	$ 67,917
Service revenues	50,718	39,467	100,357	76,129
Total revenues	$ 82,941	$ 78,081	$ 166,977	$ 144,046

Operating expenses
Operating costs	$ 64,363	$ 63,525	$ 134,077	$ 120,890
Selling, general, and administrative expenses	10,615	8,306	21,681	17,149
Depreciation and amortization	4,298	2,692	8,631	5,318
Other (income) expense - net	(154)	236	(253)	185
Operating income	3,819	3,322	2,841	504
Interest expense – net	408	33	962	86
Income before income taxes	3,411	3,289	1,879	418
Provision for income taxes	1,413	1,304	781	69
Net income	1,998	1,985	1,098	349
Income attributable to noncontrolling interest	28	56	69	79
Net income attributable to Heritage-Crystal Clean, Inc. common stockholders	$ 1,970	$ 1,929	$ 1,029	$ 270

Net income per share: basic	$ 0.09	$ 0.10	$ 0.05	$ 0.01
Net income per share: diluted	$ 0.09	$ 0.10	$ 0.05	$ 0.01

Number of weighted average shares outstanding: basic	22,138	18,423	22,129	18,412
Number of weighted average shares outstanding: diluted	22,403	18,781	22,374	18,738

Heritage-Crystal Clean, Inc.
Segment Information
(In Thousands)
(Unaudited)

Second Quarter Ended,
June 20, 2015

	Environmental		Corporate and
	Services	Oil Business	Eliminations	Consolidated

Revenues
Product revenues	$ 5,370	$ 26,853	$—	$ 32,223
Service revenues	47,600	3,118		50,718
Total revenues	$ 52,970	$ 29,971	$—	$ 82,941
Operating expenses
Operating costs	35,591	28,772	—	64,363
Operating depreciation and amortization	1,671	1,840	—	3,511
Profit (loss) before corporate selling, general, and administrative expenses	$ 15,708	$ (641)	$—	$ 15,067
Selling, general, and administrative expenses			10,615	10,615
Depreciation and amortization from SG&A			787	787
Total selling, general, and administrative expenses			$ 11,402	$ 11,402
Other income - net			(154)	(154)
Operating income				3,819
Interest expense – net			408	408
Income before income taxes				$ 3,411

Second Quarter Ended,
June 14, 2014

	Environmental		Corporate and
	Services	Oil Business	Eliminations	Consolidated

Revenues
Product revenues	$ 4,401	$ 34,213	$—	$ 38,614
Service revenues	37,249	2,218		39,467
Total revenues	$ 41,650	$ 36,431	$—	$ 78,081
Operating expenses
Operating costs	28,580	34,945	—	63,525
Operating depreciation and amortization	1,251	916	—	2,167
Profit before corporate selling, general, and administrative expenses	$ 11,819	$ 570	$—	$ 12,389
Selling, general, and administrative expenses			8,306	8,306
Depreciation and amortization from SG&A			525	525
Total selling, general, and administrative expenses			$ 8,831	$ 8,831
Other expense - net			236	236
Operating income				3,322
Interest expense – net			33	33
Income before income taxes				$ 3,289

First Half Ended,
June 20, 2015

	Environmental		Corporate and
	Services	Oil Business	Eliminations	Consolidated

Revenues
Product revenues	$ 10,710	$ 55,910	$—	$ 66,620
Service revenues	95,145	5,212		100,357
Total revenues	$ 105,855	$ 61,122	$—	$ 166,977
Operating expenses
Operating costs	74,304	59,773	—	134,077
Operating depreciation and amortization	3,398	3,704	—	7,102
Profit (loss) before corporate selling, general, and administrative expenses	$ 28,153	$ (2,355)	$—	$ 25,798
Selling, general, and administrative expenses			21,681	21,681
Depreciation and amortization from SG&A			1,529	1,529
Total selling, general, and administrative expenses			$ 23,210	$ 23,210
Other income - net			(253)	(253)
Operating income				2,841
Interest expense – net			962	962
Income before income taxes				$ 1,879

First Half Ended,
June 14, 2014

	Environmental		Corporate and
	Services	Oil Business	Eliminations	Consolidated

Revenues
Product revenues	$ 8,645	$ 59,272	$—	$ 67,917
Service revenues	71,914	4,215		76,129
Total revenues	$ 80,559	$ 63,487	$—	$ 144,046
Operating expenses
Operating costs	57,459	63,431	—	120,890
Operating depreciation and amortization	2,505	1,803	—	4,308
Profit (loss) before corporate selling, general, and administrative expenses	$ 20,595	$ (1,747)	$—	$ 18,848
Selling, general, and administrative expenses			17,149	17,149
Depreciation and amortization from SG&A			1,010	1,010
Total selling, general, and administrative expenses			$ 18,159	$ 18,159
Other expense - net			185	185
Operating income				504
Interest expense – net			86	86
Income before income taxes				$ 418
Total assets by segment as of June 20, 2015 and January 3, 2015 were as follows (in thousands):

	June 20, 2015	January 3, 2015
Total Assets:
Environmental Services	$ 111,918	$ 113,518
Oil Business	159,898	158,577
Unallocated Corporate Assets	34,702	47,724
Total	$ 306,518	$ 319,819

Segment assets for the Environmental Services and Oil Business segments consist of property, plant, and equipment, intangible assets, accounts receivable, goodwill, and inventories. Assets for the corporate unallocated amounts consist of property, plant, and equipment used at the corporate headquarters, as well as cash and net deferred tax assets.

Heritage-Crystal Clean, Inc.
Reconciliation of our Net Loss Determined in Accordance with U.S. GAAP to Earnings Before Interest, Taxes, Depreciation & Amortization (EBITDA)
(Dollars in thousands)
(Unaudited)

	Second Quarter Ended,		First Half Ended,
	June 20, 2015	June 14, 2014	June 20, 2015	June 14, 2014

Net income	$ 1,998	$ 1,985	$ 1,098	$ 349

Interest expense - net	408	33	962	86

Provision for income taxes	1,413	1,304	781	69

Depreciation and amortization	4,298	2,692	8,631	5,318

EBITDA(a)	$ 8,117	$ 6,014	$ 11,472	$ 5,822

Inventory write down(c)	1,814	—	4,415	—

Acquisition and integration costs of FCC Environmental	161	439	1,563	1,597

Non-cash compensation	362	477	597	806

Adjusted EBITDA(b)	$ 10,454	$ 6,930	$ 18,047	$ 8,225

(a) EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization. We have presented EBITDA because we consider it an important supplemental measure of our performance and believe it is frequently used by analysts, investors, our lenders and other interested parties in the evaluation of companies in our industry. Management uses EBITDA as a measurement tool for evaluating our actual operating performance compared to budget and prior periods. Other companies in our industry may calculate EBITDA differently than we do. EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

EBITDA does not reflect interest expense or the cash requirements necessary to service interest or principal payments on our debt;

EBITDA does not reflect tax expense or the cash requirements necessary to pay for tax obligations; and

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements.

We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only as a supplement.

(b) Adjusted EBITDA represents EBITDA adjusted for certain non-cash or infrequently occurring items such as:

(1) Non-cash inventory impairment charge, which is included in Operating Costs

(2) Acquisition and integration costs related to the purchase of FCC Environmental, which are included in SG&A

(3) Non-cash compensation expenses which are recorded in SG&A

We have presented Adjusted EBITDA because we consider it an important supplemental measure of our performance and believe it may be used by analysts, investors, our lenders, and other interested parties in the evaluation of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

(c) The write down of inventory values resulted in lower carrying costs for certain types of inventories. Depending on various factors, it is possible that these lower inventory values may result in lower cost of sales in future periods and thereby positively impact profitability in future periods.
CONTACT: Mark DeVita, Chief Financial Officer, at (847) 836-5670